Exhibit 99.01
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com
Cadence Receives Notice from NASDAQ due to Delay in Filing its
Quarterly Report on Form 10-Q
SAN JOSE, Calif.— Nov. 24, 2008—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that it received a letter from The NASDAQ Stock Market on November 18, 2008 indicating that the company is not in compliance with the filing requirements under NASDAQ Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 with the Securities and Exchange Commission.
The delay in the filing of the Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 is related to the previously announced investigation being conducted by the Audit Committee of Cadence’s Board of Directors and its independent counsel. Cadence will file the Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 as soon as practicable.
The NASDAQ letter also stated that Cadence may submit a plan to regain compliance no later than January 19, 2009. If Cadence has not previously filed its Quarterly Report on Form 10-Q for the quarter ended September 27, 2008, then prior to the January 19, 2009 deadline, Cadence will file a compliance plan with NASDAQ. Following a review of such compliance plan, the NASDAQ staff may grant Cadence an extension of time to regain compliance. During this time, and through the extension period which may be granted to Cadence by the NASDAQ staff, Cadence’s securities will continue to be listed on The NASDAQ Global Select Market.

About Cadence
Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about Cadence and its products and services is available at www.cadence.com.
Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
The statements contained above regarding the timing of the filing of the Quarterly Report on Form 10-Q and the previously announced investigation include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control including but not limited to: (i) the effects of Cadence’s previously announced restructuring and management changes on Cadence’s business, including its ability to retain key employees; (ii) the outcome of the previously announced investigation being conducted by the audit committee; and (iii) the effects of any litigation or other proceedings to which Cadence is or may become a party.
For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 29, 2007 and the risk factors section of the company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.
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